Exhibit 10.52
LICENSE AGREEMENT
This License Agreement (“Agreement”) is dated and effective as of the last signature date below (“Effective Date”), and is made by and between (1) the UNIVERSITY COLLEGE CARDIFF CONSULTANTS LIMITED (“CARDIFF”), a company incorporated under the laws of England and Wales whose address is 30-36 Newport Road, Cardiff, CF24 0DE, United Kingdom, (2) CARDIFF UNIVERSITY (“the UNIVERSITY”), whose principal office is at 30-36 Newport Road, Cardiff, CF24 0DE, (3) Katholieke Universiteit Leuven, more specifically its Rega Institute for Medical Research, having offices at Minderbroedersstraat 10, B-3000 Leuven, Belgium, represented for the purpose of this Agreement by K.U. Leuven Research & Development, with headquarters in Belgium at 3000 Leuven, Minderbroedersstraat 8A, (represented by Prof. Dr. ir. K. Debackere, Managing Director and P. Van Dun, General Manager) (“KUL”) and (4) INHIBITEX, INC., a Delaware corporation whose address is 9005 Westside Parkway, Alpharetta, GA 30004 (“Inhibitex”).
     In consideration of the mutual covenants and promises contained in this Agreement and intending to be legally bound, the parties agree as follows:
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION, PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
ARTICLE 1. DEFINITIONS
1.1.	“Affiliate” means any corporation or non-corporate entity that controls, is controlled by, or is under common control with a Party to this agreement. A corporation or non-corporate entity is to be regarded as in control of a corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable. For purposes of this Agreement, an entity can be either an Affiliate or a Sublicensee, but not both. If an entity meets the definition of “Affiliate,” it shall be treated herein as an Affiliate for all purposes, even if it has also entered into a Sublicense.

1.2.	“Field” means any and all anti-viral uses including but not limited to prophylaxis, diagnosis or treatment of a condition, infection or disease associated with a virus.

1.3.	“Licensed Patents” means the (i) patent applications listed in Appendix A, (ii) United States patents that may issue from the patent applications listed in Appendix A and from divisionals and continuations and continuations-in-part of such United States patents and patent applications, (iii) all foreign counterparts of such patent applications, and all patents that issue thereon anywhere in the world, including reexamined and reissued patents. Licensed Patents shall also mean (iv) with respect to the matters described in clauses (i), (ii) and (iii) above, all provisionals, renewals, re-examinations, patents of addition, supplementary protection certificates, extensions, restorations of patent terms, letters of patent, registration or confirmation patents and reissues of such patents or patent applications.

1.4.	“Licensed Product” means any product, service, or process in the Field, the manufacture, use, or sale of which, but for the license granted herein, would infringe at least one Valid Claim.

1.5.	“Licensee” means Inhibitex, Inc. and its Affiliates.

1.6.	“Net Sales” means, subject to paragraph 3.2(c), the gross amount paid to and received by Licensee as consideration for the sale by Licensee of Licensed Product in an arms length transaction to any third party that is not an Affiliate, less the following deductions:
(a).	credits actually given for rejected, defective, recalled, or returned Licensed Product or because of charge backs, refunds, rebates, or retroactive price reductions;

(b).	freight and insurance costs and any other outbound transportation charges, if separately stated on the invoice or purchase order or other document of sale paid by the customer; and

(c).	excise taxes and customs duties included in the invoiced amount;

(d).	other taxes (including but not limited to tariffs, duties, excises, sales, value added, consumption or other taxes) imposed and paid in connection with the production, sale, use, or delivery of Licensed Products (consistent with industry practice); and

(e).	customary cash discounts, rebates or charge backs actually granted, allowed, taken or incurred in connection with the sale of such Licensed Product, or granted or given to or imposed by governmental authorities and managed care systems (that is, systems that integrate the financing and delivery of healthcare services to covered members, including but not limited to, pharmacy benefit managers (PBMs), prescription drug plans (PDPs), health maintenance organizations (HMOs), preferred provider organizations (PPOs), independent practice associations (IPAs) and other similar healthcare organizations), wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations (including, without limitation, any payments in respect of sales to any governmental authorities or with respect to any government-subsidized program or managed care organization and any discounts and rebates for any program for the benefit of low income, uninsured or other patients who receive the opportunity to receive Licensed Products at discounted prices).
In the case of sales of Licensed Products other than at arm’s length (other than supplies of Licensed Products to the UNIVERSITY) Net Sales will be equivalent to the price at which Licensed Products would have been invoiced in a sale at arm’s length less deductions referred to in (a) to (e) above. Transfers among Affiliates are not considered sales and are not included in Net Sales; however the number of transfers shall be reported to CARDIFF in the reports of sales described in Article 4 below.

1.7.	“Parties” means CARDIFF, the UNIVERSITY, KUL and Inhibitex. Party means one of CARDIFF, the UNIVERSITY, KUL and Licensee.

1.8.	“Patent Expenses” means the reasonable actual and documented out of pocket documented costs paid to third parties by CARDIFF in prosecuting and maintaining the Licensed Patents.

1.9.	“Sublicense” means a grant of all or part of the rights to Licensed Patents that are granted to Licensee by this Agreement, made by (a) Licensee; (b) a person or entity that has licensed such rights from Licensee; or (c) by a person or entity that has received such rights from a person or entity that licensed such rights from Licensee.

1.10.	“Sublicensee” means any person or entity entering into a Sublicense.

1.11.	“Territory” means the world.

1.12.	“Valid Claim” means a claim in an unexpired patent or patent application included in the Licensed Patents, so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealed or unappealable decision of a court or other authority of competent jurisdiction; it being understood that, if a claim of a pending patent application has not issued as a claim of an issued patent within eight (8) years after the original filing date of the pending application containing such claim, such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes an issued claim of an issued patent. If such claim later issues then royalties for sales, which but for a license, would infringe the claim shall be paid for the period beginning on the original filing date of the claim until such time the claim ceases to be a Valid Claim.
ARTICLE 2. GRANT OF LICENSE AND OPTION
2.1.	Grant. Subject to the reservations in this Article and payment obligations in Article 3, CARDIFF and KUL grant to Licensee the exclusive right and license under the Licensed Patents to make, have made, use, import, offer for sale, and sell in the Territory, Licensed Products during the term of this Agreement including Licensee’s right to grant sublicenses pursuant to paragraph 2.3. In no event shall this grant take effect until Licensee has paid to CARDIFF and KUL the initial license payments in paragraph 3.1.

2.2.	Reservation of Rights.
(a).	The license granted in paragraph 2.1 is subject to reserved, non-exclusive licenses of the UNIVERSITY and KUL, transferable to their not-for-profit academic collaborators, to practice the Licensed Patents in the Field, only for the purpose of non-commercial scientific inquiry, academic research, and education. This reservation does not extend to any research funded by any non-academic or for profit entity. Any materials within the scope of the Licensed Patents sent to a not-for-profit academic collaborator outside of the UNIVERSITY or KUL for use in the Field will be sent using a material transfer agreement stating that the materials and results derived from them will be used solely for not-for-profit academic purposes and that the materials will not be transferred to any third party without the express written permission of the UNIVERSITY or KUL.

2.3.	Sublicenses. Licensee may grant sublicenses of any and all rights granted to Licensee herein, and Licensee may authorize its sublicensees to grant sub-sublicenses. Such Sublicenses shall not contain terms and conditions that conflict with those included in this Agreement. Licensee shall provide to CARDIFF a complete copy of all Sublicenses within thirty (30) days after execution, subject to confidentiality terms acceptable to the respective Sublicensee. The existence, terms and conditions of such sublicenses are the confidential information of Licensee.
(a).	Licensee shall remain fully responsible for the operations of Sublicensees that are relevant to this Agreement as if such operations were carried out by Licensee. Licensee is responsible for payments owed to CARDIFF and KUL and triggered by activities of Sublicensees such as milestone payments (Appendix D).

(b).	No fees are owed directly to CARDIFF or KUL by a Sublicensee as a result of entering into a Sublicense.

(c).	Licensee shall include, or shall cause to be included, in all Sublicenses a provision requiring the Sublicensee to indemnify CARDIFF and KUL and maintain liability coverage to the same extent that Licensee is so required under this Agreement, and a provision granting CARDIFF the right to audit Sublicensee to the same extent that CARDIFF may audit Licensee hereunder.

(d).	Upon termination of this Agreement by both CARDIFF and KUL for any reason, all Sublicences will terminate. In no event does CARDIFF or KUL have any obligations to a Sublicensee whatsoever with respect to (i) any past, current, or future obligations Licensee may have had, or may in the future have pursuant to such Sublicense, and (ii) any future obligations to Sublicensee beyond those to Licensee in this Agreement.
2.4.	No Other Obligations. Except as expressly stated in this Agreement, none of CARDIFF, KUL or the UNIVERSITY faculty, staff, employees, or students are obligated to report or deliver to Licensee or its Sublicensees under this Agreement any compounds, derivatives, technical information, know-how, data, or other tangible materials of any kind related to the Licensed Patents.

2.5.	New Inventions Outside the Field.
(a).	Option. If, during the term of this Agreement, Licensee first conceives of or reduces to practice a new, patentable invention outside the Field, the manufacture, use, or sale of which, but for a license, would infringe at least one Valid Claim (“New Invention”), Licensee must inform CARDIFF of such New Invention in writing within sixty (60) days of its conception or reduction to practice and CARDIFF and KUL each hereby grant to Licensee an option to acquire an exclusive, royalty-bearing, commercial license (i) to Licensed Patents outside the Field only as necessary for Licensee to make, have made, use, import, offer for sale and/or sell in the Territory the New Invention; and (ii) to any and all of CARDIFF’s or KUL’s ownership interest (if any) in the New Invention (the “Option Rights”). The period of Licensee’s option will begin on the date that Licensee provides written notice to CARDIFF and KUL of the New Invention and will expire ninety (90) days thereafter (“Option Period”).

(b).	Exercise of Option. At any time during the Option Period, Licensee may exercise the option by written notice to CARDIFF and KUL, whereupon each of the following shall be deemed to have occurred effective as of the exercise of such option: (x) the “Field” shall be deemed to include the New Invention; and (y) the “Licensed Product” shall be deemed to include the New Invention and, accordingly, the grant of rights under paragraphs 2.1 and 2.2 and 2.3 shall be deemed to include right to develop and commercialize the New Invention.
2.6.	No Implied License. The license and rights granted in this Agreement do not confer any rights upon Licensee as to any patents or technology not specifically identified in this Agreement as part of Licensed Patents.
ARTICLE 3. CONSIDERATION
3.1.	Initial License Payments and Requirements. The grant of rights and license to the Licensed Patents set out in paragraphs 2.1 and 2.3 shall only become effective after Licensee has met the following pre-conditions:
(a).	Licensee shall, on the Effective Date, pay CARDIFF a non-refundable up-front one time licensing fee in the amount of [*****]; and pay KUL a non-refundable up-front one time licensing fee in the amount of [*****]

(b).	Licensee shall, on the Effective Date, execute the sponsored research agreement (“SRA”) with UNIVERSITY attached hereto as Appendix H.
3.2.	Royalty for Sales by Licensee. For sales of Licensed Products by Licensee, or an assignee of this Agreement, CARDIFF and KUL shall be paid the following royalties:
(a).	Royalty. Licensee shall pay CARDIFF a royalty of [*****] and KUL a royalty of [*****] on the total Net Sales of Licensed Products sold by Licensee, provided that if there is no Valid Claim in a given country that would be infringed by Licensee but for the license granted herein, then a royalty of [*****] is owed to each of CARDIFF and KUL on sales of Licensed Products in such non-patent country, and further provided that no royalty is due in such non-patent country for any period during which there is a competing product for sale (i.e. a product which would infringe a Valid Claim if a claim existed in such non-patent country). Only one royalty shall be paid to each of CARDIFF and KUL per Licensed Product regardless of the number of Licensed Patents that would be infringed by the Licensed Product absent the license granted herein. Further, only one Net Sale of a given Licensed Product shall be subject to a royalty payment regardless of how many arms length transactions may occur between manufacture of the Licensed Product and purchase by the final end user. The royalty shall be increased from [******] to [******] for each of KUL and Cardiff to the extent that Net Sales in a given year exceed [*****] and to [*****] to the extent that Net Sales in a given year exceed [*****]

(b).	Calculation of Royalties. If Licensee’s making, having made, offer for sale or sale of a Licensed Product would infringe rights of a third party but for a license, then Licensee may reduce the royalty percentage owed to each of CARDIFF and

KUL on Net Sales of such Licensed Product by any reasonable royalty or other amounts actually paid to such third party by Licensee on such sale of Licensed Product for such license, but under no circumstances may Licensee reduce such royalty percentage by more than [*****] per annum (and any unapplied amounts may be carried forward for credit as provided above in subsequent years). For the avoidance of doubt, the Licensee shall calculate any reduction in the royalty percentage annually and such percentage shall always be applied to the full royalty due to each of CARDFIFF and KUL under 3.2 (a).

(c).	Combination Product Royalties. A Combination Product means any pharmaceutical product which consists of a Licensed Product and one or more other active compounds and/or active ingredients. In the event a Licensed Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average net sales price of the Licensed Product when sold separately in finished form and B is the average net sales price of the other active product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average net sales price cannot be determined for both the Licensed Product and all other active products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the applicable cost of goods amount of the Licensed Product in the Combination Product and D is the applicable cost of goods amount of the active product(s) included in the Combination Product. In the event of any disagreement as to the respective average net sales price or cost of goods amount in the Combination Product, these amounts shall be determined by a three member panel of qualified independent third parties, one chosen by each Party and the third chosen by the first two. The determination of the panel shall be made within twenty (20) business days following written submissions by the Parties and a one day oral hearing. The determination of the panel shall be final and binding on the Parties and the Party whose aggregate costs of goods calculation is deemed by the panel to be less accurate shall bear all of the legal costs and expenses associated with such proceedings.

(d).	Notwithstanding the foregoing, whether through agreement between the Parties or through decision by the panel, the royalty due to CARDIFF and KUL on sales of Combination Products shall not be reduced by more than [*****]of Net Sales of the Combination Products.
3.3.	Royalty for Sales by Sublicensee. Royalties received by Licensee from a Sublicensee are subject to paragraph 3.5 and are included in the definition of “Sublicense Payment” in Appendix C.

3.4.	Annual License Maintenance Fees. Licensee shall pay to CARDIFF and KUL an annual license maintenance fee as set forth in Appendix B no later than thirty (30) days after each anniversary of the Effective Date; provided, however that Licensee shall have no obligation to pay an annual license maintenance fee in any year that royalty payments are greater than the Appendix B amount. Only one annual license maintenance fee is due to each of CARDIFF and KUL by Licensee in any calendar year regardless of the number of patents within the Licensed Patents, and regardless of the number of Sublicensees.

3.5.	Sublicense Fees. In addition to other payments required under this Article 3, in the event that Licensee grants a Sublicense under one or more of the Licensed Patents, Licensee agrees to pay CARDIFF and KUL Sublicense Fees as set forth and defined in Appendix C. The payment shall be made thirty (30) days following receipt by Licensee of the relevant payment from the Sublicensee. Sublicense Fees are only due if and when Sublicense Payments are actually received by Licensee from a Sublicensee. Notwithstanding the definition of Sublicense and Sublicensee at paragraphs 1.11 and 1.12 above and paragraph 2.3 (a), no Sublicense Fees are due or payable to CARDIFF or KUL by Licensee arising from any sublicense granted by a Sublicensee or any other transaction entered into between a third party and a Sublicensee of Licensee.

3.6.	Milestone Payments. Licensee agrees to make milestone payments to CARDIFF and KUL as set forth in Appendix D. Each milestone payment is owed whether the milestone is achieved by Licensee or by a Sublicensee. If the milestone is achieved by Licensee, Licensee shall inform CARDIFF and KUL within thirty (30) days of the event and the payment shall be made within thirty (30) days of the notice of each event being served to CARDIFF and KUL. If the milestone is achieved by a Sublicensee, Licensee shall inform CARDIFF and KUL within sixty (60) days of Licensee’s knowledge of the event and payment shall be made within thirty (30) days of notice of each event being served to CARDIFF and KUL.

3.7.	Reimbursement for Patent Expenses. Licensee shall reimburse CARDIFF for all un-reimbursed Patent Expenses (in no event to exceed [*****] dollars) in the aggregate) incurred before the Effective Date. Thereafter, Licensee shall reimburse CARDIFF for all un-reimbursed Patent Expenses incurred for each patent or patent application within the Licensed Patents for which Licensee is the only licensee of CARDIFF (excluding Sublicensees). For Licensed Patents where there are one or more additional licensees of CARDIFF other than Licensee (excluding Sublicensees), Licensee shall reimburse CARDIFF a pro rata share of Patent Expenses based upon the number of aggregate licensees; for example, Licensee would reimburse CARDIFF for [******] of Patent Expenses incurred for a patent having one other direct licensee of CARDIFF. Upon entering into the first additional license agreement for the Licensed Patents other than with Licensee (excluding Sublicensees), CARDIFF shall reimburse Licensee for [******] of Patent Expenses incurred prior to the date of that license agreement. As used herein, un-reimbursed Patent Expenses shall mean CARDIFF has not received, and has no right to receive, reimbursement of such expenses from any third party. Licensee shall make such payments within sixty (60) days of CARDIFF’s invoice date.

ARTICLE 4. REPORTS AND AUDITS
4.1.	Progress Reports. Within sixty (60) days of each calendar year end, Licensee shall provide CARDIFF with a written report detailing the current status of the development of a Licensed Product by Licensee and/or its Sublicensees.

4.2.	Payment Reports. During the term of this Agreement, Licensee shall furnish, or cause to be furnished, written reports to CARDIFF regarding Net Sales of Licensed Products and any Sublicense Fees that include all applicable information identified in Appendix C and E. Licensee shall provide these reports within sixty (60) days of each calendar quarter following the first sale of Licensed Products or entering into a Sublicense (but, in the case of any Sublicense, such reports shall be due within ninety (90) days of each calendar quarter following the first sale of Licensed Products).

4.3.	Audit. Licensee shall keep, and shall cause Sublicensees to keep, accurate records in sufficient detail such that the amount of any Sublicense Fee or royalty due and payable to CARDIFF may be verified. During the term of this Agreement and for a period of one year thereafter, Licensee shall permit CARDIFF or its qualified representatives to inspect, copy, and audit its books and records, no more than once per calendar year, with respect only to Sublicense Payments received or the sale of Licensed Products, upon reasonable notice and during normal business hours. Such books and records include, but are not limited to, invoice registers and original invoices; product sales reports; price lists, sales ledgers; accounting general ledgers; sublicense and distributor agreements; price lists; product catalogues and marketing materials; financial statements and income tax returns; sales tax returns; and inventory and production records and shipping documents. Such examination shall be made at CARDIFF’s expense. If such examination determines an underpayment of [******] or more in the amount of royalty or other payments due CARDIFF for any year, then Licensee shall reimburse CARDIFF for reasonable out of pocket costs associated with such examination or audit, including any professional fees. Conversely, if such examination determines an overpayment was made by Licensee, such overpayments will be refunded or credited against future amounts owed by Licensee. No separate confidentiality agreement will be required between the Parties to conduct such an examination or audit provided that any representatives of CARDIFF agree to be bound by confidentiality terms no less restrictive than those set forth in Article 10 herein, and the results of the audit shall be treated as Licensee’s Confidential Information. The Parties agree that CARDIFF or its representative may keep a copy of all documents provided by Licensee hereunder and all documents created by CARDIFF or its representative in connection with such examination or audit for archival purposes.
ARTICLE 5. PAYMENTS
5.1.	Payments and Due Dates. Licensee shall pay to CARDIFF and KUL all Sublicense Fees and royalties attributable to the period covered by each payment report under paragraph 4.2 on the date such royalty report is due. All other payments, if not otherwise specified in this Agreement, shall be paid within thirty (30) days after the due date. All payments shall be made by wire transfer to an account designated by each of CARDIFF and KUL, or in person, via U.S. mail or by commercial carrier and in the case of CARDIFF to Dr Nick Bourne at the above registered CARDIFF address.

5.2.	Currency Conversion. All royalties shall be paid in U.S. dollars. If any Licensed Products are sold for consideration other than dollars, the Net Sales of such Licensed Products shall first be determined in the currency of the country in which such sales of Licensed Products were made and then converted to dollars at a ninety (90) day trailing average published by the Wall Street Journal (U.S. ed.) for conversion of the foreign currency into dollars on the last day of the quarter for which such payment is due.

5.3.	Overdue Payments. Without prejudice to any other rights or remedies to which CARDIFF or KUL may be entitled whether hereunder, in equity or at law, CARDIFF and KUL shall be entitled to charge interest on any overdue amounts from the date on which payment became due until the date on which CARDIFF or KUL received payment in full (whether before or after judgment has been obtained by CARDIFF or KUL against LICENSEE) at the interest rate in force pursuant to the Late Payment of Commercial Debts (Interest) Act 1998 at the time the interest becomes chargeable. Any payment not made due to a bona fide dispute between the Parties shall not be considered an overdue payment until such dispute is resolved in CARDIFF’s or KUL’s favor, at which point the interest due will have accrued as of the original due date.

5.4.	Termination Report and Payment. Within sixty (60) days after the date of termination or expiration of this Agreement, Licensee shall make a final report and payment to CARDIFF and KUL per Articles 4 and 5, respectively.

5.5.	No Refunds or Credits. All amounts paid to CARDIFF or KUL by Licensee pursuant to paragraphs 3.1, 3.4 and 3.6 shall be non-refundable. Any amounts paid to CARDIFF or KUL pursuant paragraphs 3.2, 3.3, 3.5, or 3.7 in error or subject to correction shall be refunded or credited against future payments by Licensee.
ARTICLE 6. COMMERCIAL DILIGENCE
6.1.	Commercial Diligence. Licensee shall use commercially reasonable efforts, directly or through Sublicensees, to bring one or more Licensed Products to market. Satisfactory diligence by a Sublicensee shall satisfy the diligence obligation of Licensee. Without prejudice to any other rights or remedies to which CARDIFF and/or the UNIVERSITY may be entitled to whether hereunder, at law or in equity, LICENSEE will use reasonable endeavours to advise CARDIFF and the UNIVERSITY promptly if it becomes unlikely that it will be unable to meet its material obligations hereunder.
ARTICLE 7. PATENT PROSECUTION AND MAINTENANCE
7.1.	Patent Prosecution and Maintenance. Licensee shall be primarily responsible for prosecuting and maintaining the Licensed Patents using patent counsel reasonably acceptable to both Parties. CARDIFF shall use reasonable endeavours to cause the inventors on the Licensed Patents to meet their obligations of disclosure to the U.S. Patent Office. The parties shall enter into a common interest agreement so that both may communicate freely with patent counsel. Licensee shall promptly provide CARDIFF with copies of all filings and correspondence pertaining to patent prosecution and maintenance activities so as to give CARDIFF reasonable opportunities to advise and cooperate with Licensee and review and comment on such patent applications and prosecution documents. Licensee shall consult with CARDIFF as to the preparation, filing, prosecution, and maintenance of all Licensed Patents reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office. Licensee and CARDIFF agree to cooperate with each other during the patent application and prosecution process. Licensee shall notify CARDIFF in writing of the countries in which Licensee wishes patent applications to be filed, including but not limited to national phase filings and registrations in countries from regional filings. CARDIFF may, at its own expense, file patent applications in those countries in which Licensee elects not to file. Applications filed in non-elected countries will be excluded from the Licensed Patents; and the expenses therefore shall not be reimbursed by Licensee. Upon ninety (90) days prior written notice, Licensee may advise CARDIFF that it no longer wishes to continue to prosecute or maintain one or more Licensed Patents in a particular country. CARDIFF may elect to continue prosecution and maintenance at its own expense or permit such Licensed Patents in such countries to be abandoned or lapse. If CARDIFF elects to continue, Licensed Patents in such countries shall be removed from Licensed Patents.

7.2.	Interferences. Licensee will give CARDIFF prompt written notice upon the declaration of any interference involving the Licensed Patents. The Parties shall cooperate in the interference proceeding using counsel acceptable to both parties unless there is a Sublicense, in which case the counsel shall be chosen by the Sublicensee. In the absence of a Sublicense, fees and costs incurred in connection with the interference shall be deemed to be Patent Expenses and shall be reimbursed as provided herein. Licensee may terminate its obligation to reimburse for interference expenses upon ninety (90) days written notice, and the claims or patent at issue shall be removed from the Licensed Patents in the United States.

7.3.	Patent Extension. Upon a Party’s request and at Licensee’s pro rata expense CARDIFF shall apply to the patent office of a given country to have the normal term of any Licensed Patent extended or restored under a country’s procedure for extending a patent term where such extension relates to duration of patent prosecution of such patent application. Licensee shall assist CARDIFF in its efforts to obtain such extension. If extended, Licensee shall be obligated to make all payments due under this Agreement through the end of the extended patent term. If after written notice Licensee affirmatively elects not to extend, CARDIFF may at its own expense obtain such extension, and the license to the non-elected extended Licensed Patent under this Agreement will expire upon expiration of the natural patent term. No other type of extension of the term of patent rights or exclusive marketing rights shall be sought by CARDIFF or any licensee of CARDIFF except with the prior written consent of Licensee, which consent shall not be unreasonably withheld.

ARTICLE 8. REPRESENTATIONS, WARRANTIES, DISCLAIMER,
LIMITATION OF LIABILITY, INDEMNIFICATION, AND INSURANCE
8.1.	CARDIFF and KUL Representations. Licensee relies on the following representations of CARDIFF and KUL in entering into this Agreement. CARDIFF and KUL each represent that as of the Effective Date:
(a).	CARDIFF and KUL are each a proprietor of and applicant for the patent applications listed in Appendix A;

(b).	CARDIFF and KUL have each not granted any rights in claimed subject matter of the Licensed Patents in the Field to a third party;

(c).	other than those listed in Appendix A, CARDIFF and KUL do not jointly own and are not jointly licensed under any patents or applications relating to the use of HCV protide compounds;

(d).	Neither KUL nor CARDIFF has received any notice that a product or process of a third party is alleged to infringe any issued patent or allowed claim in the Licensed Patents, and neither KUL nor CARDIFF has given such notice to any third party;

(e).	all test results relating to the subject matter disclosed in the Licensed Patents, as well as any and all other data and information at CARDIFF or KUL relating to the subject matter disclosed in the Licensed Patents, if requested by Licensee, has been made available to Licensee;

(f).	CARDIFF and KUL is each compliant with all of its own policies, and with any laws or regulations of which non-compliance would be material to this Agreement;

(g).	after reasonable inquiry with Professor Chris McGuigan, CARDIFF is not aware of any test results or data that has not been provided or disclosed to Licensee that would reasonably be expected to have a material adverse impact on Licensee’s evaluation or the development of the inventions disclosed in the Licensed Patents; and

(h).	after reasonable inquiry with Professor Johan Neyts, KUL is not aware of any test results or data that has not been provided or disclosed to Licensee that would reasonably be expected to have a material adverse impact on Licensee’s evaluation or the development of the inventions disclosed in the Licensed Patents.
8.2.	CARDIFF and KUL Covenants. CARDIFF and KUL each covenants that during the term of this Agreement:

(a).	Neither KUL nor CARDIFF will grant any rights in Licensed Patents in the Field and in the Territory to a third party;

(b).	CARDIFF will promptly notify Licensee in writing if it receives any notice that any issued patent or allowed claim in Licensed Patents is invalid or unenforceable;

(c).	Each of KUL and CARDIFF will promptly notify Licensee in writing if it receives any written notice wherein a product or process of a third party is alleged to infringe any issued patent or allowed claim in the Licensed Patents; and

(d).	Each of KUL and CARDIFF will use reasonable endeavours to continue to be compliant during the term of this Agreement with all of its own policies, and with any laws or regulations material to this Agreement.
8.3.	LICENSEE Representations. CARDIFF and KUL each relies on the following representations of LICENSEE in entering into this Agreement. LICENSEE represents that as of the Effective Date:
(a).	LICENSEE is compliant with all of its own policies and with any laws and regulations of which non-compliance would be material to this Agreement.
8.4.	LICENSEE Covenants. LICENSEE covenants that during the term of this Agreement:
(a).	LICENSEE will not use the Licensed Patents for any purpose other than as stated within this Agreement;

(b).	LICENSEE will not act as an agent of CARDIFF and/or the UNIVERSITY and not give any indication that it is acting otherwise than as a principal and not make any representation nor give any warranty on behalf of CARDIFF or the UNIVERSITY;

(c).	LICENSEE will use reasonable endeavours to commercialize Licensed Products during the term of this Agreement;
8.5.	Mutual Representations. The Parties each rely on the following representations in entering into this Agreement. Each Party represents that as of the Effective Date:
(a).	it has the right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b).	it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c).	it has obtained all necessary consents, approvals, and authorizations of all governmental authorities and other entities required in connection with entering into this Agreement, except for those the failure of which to obtain would not have a material adverse effect; and

(d).	the execution and delivery of this Agreement, including the grant of licenses or Sublicenses hereunder, and the performance of such Party’s obligations hereunder do not conflict with or violate or constitute a default of any requirement of applicable laws or regulations or with any material contractual obligation of such Party.
8.6.	Mutual Covenants. Each Party covenants that during the term of this Agreement:
(a).	it will take all necessary corporate action on its part to authorize the performance of its obligations hereunder;

(b).	it will use commercially reasonable efforts to obtain all necessary consents, approvals, and authorizations of all governmental authorities and other entities (other than FDA and other comparable product approvals and product pricing approvals) required in connection with performance of its obligations under this Agreement, except for those the failure of which to obtain would not have a material adverse effect; and

(c).	performance under this Agreement, including the grant of Sublicenses hereunder, and the performance of each Party’s obligations hereunder will not conflict with or violate or constitute a default of any requirement of applicable laws or regulations or with any material contractual obligation of such Party.
8.7.	Disclaimer of Warranties. EXCEPT AS DESCRIBED IN ARTICLE 8, each of KUL and CARDIFF DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING IN ANY WAY TO THE LICENSED PATENT RIGHTS OR LICENSED PRODUCTS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND LICENSEE AND ITS SUBLICENSEES ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, AND QUALITY OF ALL LICENSED PRODUCTS. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS EITHER A WARRANTY OR REPRESENTATION BY CARDIFF AS TO THE VALIDITY OR SCOPE OF THE LICENSED PATENTS.

8.8.	Limitation of Liability. Each of KUL, UNIVERSITY and CARDIFF assumes no liability with respect to infringement of any patent or other intellectual property right of third parties due to the activities of Licensee or Sublicensees under this agreement (except with respect to any breach of this Agreement by CARDIFF). In no event will KUL, UNIVERSITY or CARDIFF, or its regents, trustees, directors, officers, faculty, students, employees, consultants, and agents (collectively “KUL, UNIVERSITY and CARDIFF Indemnitees”) be responsible or liable for any direct, indirect, special, punitive, incidental, or consequential damages or lost profits to Licensee or Sublicensees, or any other individual or entity arising from the acts or omissions of Licensee or Sublicensees regardless of legal theory (except with respect to any breach of this Agreement by CARDIFF, UNIVERSITY or KUL). The above limitations on liability apply even though KUL, UNIVERSITY, CARDIFF, or any of KUL and CARDIFF Indemnitees, may have been advised of the possibility of such damage. Licensee shall not make any statements, representations, or warranties, or accept any liabilities or responsibilities whatsoever, with regard to KUL, UINVERSITY, CARDIFF or KUL and CARDIFF Indemnitees that are inconsistent with any disclaimer or limitation included in this agreement.

8.9.	Indemnification. Except with respect to any breach of this Agreement by KUL, UNIVERSITY or CARDIFF (for which KUL or UNIVERSITY or CARDIFF hereby indemnifies the Licensee): none of KUL, UNIVERSITY, CARDIFF or KUL or CARDIFF Indemnitees shall have any liability to Licensee or Sublicensees or any other person or entity for or on account of (and Licensee agrees and covenants, and agrees to cause each Sublicensee to agree and covenant, not to sue UNIVERSITY or any KUL or CARDIFF Indemnitee in connection with) any injury, loss, or damage of any kind incurred by Licensee or Sublicensees or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory (and further excluding without limitation any existing or anticipated profits or opportunities for profits lost by Licensee or Sublicensees), directly arising out of or in connection with or resulting from (i) any acts or omissions of Licensee or a Sublicensee relating to this Agreement, Licensee’s or a Sublicensee’s use of the rights granted under the Licensed Patents, Licensee’s or a Sublicensee’s Licensed Products, or any of Licensee’s or Sublicensees’ activities undertaken hereunder; (ii) the production, use, or sale of the Licensed Products by Licensee or a Sublicensee, or (iii) any advertising or other promotional activities of Licensee or a Sublicensee with respect to either (i) or (ii). Licensee shall indemnify and hold each of UNIVERSITY, KUL or CARDIFF Indemnitee harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney’s fees and expenses at the pretrial, trial or appellate level) to the extent they are made against any of UNIVERSITY, KUL or CARDIFF Indemnitee with respect to items (i) through (iii) above, whether or not such claims are groundless or without merit or basis (except with respect to any breach of this Agreement by UNIVERSITY, KUL or CARDIFF). UNIVERSITY and KUL and CARDIFF shall indemnify and hold Licensee and each Sublicensee harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney’s fees and expenses at the pretrial, trial or appellate level) to the extent they are made against UNIVERSITY or KUL or CARDIFF, Licensee or a Sublicensee in respect to breach of this any representation, warranty or covenant herein by UNIVERSITY, KUL or CARDIFF, whether or not such claims are groundless or without merit or basis. The Parties understand and agree that each Party’s indemnification for any of its respective breaches of its representations, warranties, covenants and agreements under this Agreement shall include indemnification for attorney’s fees and expenses.

8.10.	Indemnification Procedure. As a condition to the indemnification under this Agreement, an indemnified entity (UNIVERSITY, KUL or a CARDIFF Indemnitee,

Licensee or a Sublicensee as applicable — each being an “Indemnified Entity”) that intends to claim indemnification under this Article 8 shall promptly notify Licensee and Sublicensees or UNIVERSITY or KUL or CARDIFF, as applicable (such indemnifying entity, the “Indemnitor”) of any liability or action in respect of which the Indemnified Entity intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnified Entity shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Entity. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent such failure substantially impairs Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any such liability to the Indemnified Entity with regard to such action under this Article 8. The Indemnified Entity, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim, or liability covered by this indemnification.

8.11.	Insurance. Licensee shall obtain and carry in full effect, and shall cause Sublicensees to obtain and carry in full effect, insurance with coverage and limits, the nature and extent of which shall be commensurate with those of similar companies in Licensee’s industry. Such insurance will be written by an insurance company having a rating reasonably acceptable to CARDIFF and KUL, will name CARDIFF and KUL as an additional insured, and shall require thirty (30) days written notice to CARDIFF and KUL prior to cancellation, endorsement or other policy change. Within thirty (30) days of a request by CARDIFF or KUL, Licensee shall provide CARDIFF or KUL with appropriate certificates of insurance satisfying the obligations of Licensee hereunder.
ARTICLE 9. INFRINGEMENT
9.1.	Notice. The parties shall report to each other in writing all suspected infringement of the Licensed Patents. Should Licensee desire to negotiate with or file suit against a potential infringer, it shall first provide to CARDIFF a written analysis setting out in pertinent detail the grounds for infringement and its proposed legal strategy. Upon such notice, CARDIFF shall permit Licensee to take action under paragraph 9.2.

9.2.	Enforcement. Subject to paragraph 9.1, Licensee, or a Sublicensee, shall have exclusive authority to negotiate, license, file suit, or otherwise settle the matter without limitation. Licensee shall employ counsel reasonably satisfactory to CARDIFF; Licensee and Sublicensee, as applicable, shall inform CARDIFF of all material developments, and provide CARDIFF with copies of all material correspondence and pleadings, subject to any protective order or confidentiality obligations imposed on Licensee or Sublicensee, as applicable. Licensee and Sublicensee, as applicable, shall be responsible for its expenses, except that CARDIFF shall cooperate in all reasonable respects with Licensee’s or Sublicensee’s requests at Licensees or Sublicensee’s expense. CARDIFF consents to be joined as a party, if necessary in order for Licensee to proceed with a suit. CARDIFF will execute any documents and instruments necessary or appropriate for Licensee or Sublicensee to exercise its rights under this Article. CARDIFF may be represented by its own counsel in such proceedings at its own expense. Prosecution, settlement, or abandonment of any proceeding shall be at Licensee’s or Sublicensee’s reasonable discretion, provided that Licensee or Sublicensee must not grant any infringer any rights to the Licensed Patents other than by sublicense pursuant to paragraph 2.3 of this Agreement. Recoveries collected by Licensee or Sublicensee will be paid as follows: (a) to Licensee or Sublicensee to reimburse its documented and reasonable out of pocket third party costs and expenses incurred in such action; (b) to CARDIFF for its documented and reasonable out of pocket third party costs and expenses incurred in assisting Licensee; and (c) the remainder, if any, shall be treated as if it were [******].

9.3.	CARDIFF Enforcement. If CARDIFF wishes to proceed against a potential infringer where the infringing process or product is outside the Field and if Licensee agrees in writing to allow CARDIFF to proceed, CARDIFF shall have exclusive authority to negotiate, license, file suit or otherwise settle the matter outside the Field. CARDIFF shall employ counsel reasonably satisfactory to Licensee, inform Licensee of all material developments, and provide Licensee with copies of all material correspondence and pleadings, subject to any protective order or confidentiality obligations imposed on CARDIFF. CARDIFF shall be responsible for its own costs and expenses, except that Licensee shall cooperate in all reasonable respects with CARDIFF’s requests at CARDIFF’s expense. Licensee consents to be joined as a party if necessary in order for CARDIFF to proceed with a suit. Licensee will execute any documents and instruments necessary or appropriate for CARDIFF to exercise its rights under this Article. Licensee may be represented by its own counsel in such proceedings at its own expense. CARDIFF will be responsible for its own expenses. Recoveries collected by CARDIFF will be paid as follows: (a) to CARDIFF to reimburse its documented and reasonable out of pocket third party costs and expenses incurred in such action, (b) to Licensee for its documented and reasonable out of pocket third party costs and expenses incurred in assisting CARDIFF, and (c) the remainder, if any, shall be [******]. CARDIFF has the right to grant nonexclusive licenses outside the Field in settlement of any permitted enforcement action it initiates. Notwithstanding anything to the contrary contained herein, CARDIFF hereby covenants and agrees that it will not grant any exclusive licenses outside the Field with respect to the Licensed Patents without granting to Licensee a right of first refusal whereby: (a) CARDIFF shall notify Licensee of all the material terms of such proposed exclusive license, (b) CARDIFF shall provide to Licensee all of the proposed definitive agreements with respect to such exclusive license, and (c) Licensee shall have ninety (90) days following the satisfaction of the matters described in clauses (a) and (b) to accept or reject such exclusive license on the basis of the terms described in clauses (a) and (b).

9.4.	Abandonment. If Licensee or CARDIFF has filed suit and thereafter elects to abandon suit does not waive any of its enforcement rights under paragraphs 9.2 or 9.3. The rights of Licensee include the right to abandon a suit or refrain from suit. Licensee’s abandonment or refraining from suit does not give CARDIFF the right to proceed.

ARTICLE 10. CONFIDENTIALITY
10.1.	Confidential Information. Pursuant to and for the purpose of complying with its obligations under this Agreement (“the Purpose”), either Party may disclose to the other Party confidential and proprietary information, technical data, trade secrets or know-how, including but not limited to, research, product plans, products, markets, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution, sales methods and systems, and sales and profit figures (the “Confidential Information”).

10.2.	General Defined Terms. The terms “Recipient” and “Provider” refer to Licensee, the UNIVERSITY and CARDIFF and KUL in their capacity either as the recipient or the provider of Confidential Information under this Agreement.

10.3.	Manner of Disclosure. The Provider may disclose the Confidential Information to the Recipient, in writing, electronically, orally or by drawings or inspection of documents or other tangible property for the Purpose.

10.4.	Non-Disclosure Obligation. In its capacity as Recipient, each Party agrees that for a period of five (5) years from the date of disclosures received, that such Party will treat the Confidential Information with reasonable care to avoid disclosure of the Confidential Information to any person (natural or otherwise). A Recipient may disclose such Confidential Information to (i) others within its organization pursuant to paragraph 10.7 and (ii) to third parties; provided they enter into a confidentiality agreement no less restrictive than that of this Article 10. A Recipient shall be generally liable for unauthorized disclosure or failure to exercise such reasonable care, but a Recipient will not be so restricted with respect to any Confidential Information which:
(a).	is in the public domain, not through a breach of this Agreement, at the time of disclosure;

(b).	after disclosure, becomes part of the public domain, except through breach of this Agreement by the Recipient;

(c).	the Recipient can establish by competent proof was legally in its possession at the time of disclosure by the Provider;

(d).	comes to the Recipient from third parties who are not under an obligation to the Provider to maintain the confidentiality of that Confidential Information;

(e).	is independently developed by employees of the Recipient without use of the Confidential Information, as shown by competent proof;

(f).	is approved for release by written authorization of the Provider, or:

(g).	subject to paragraph 10.5, disclosure is required by applicable law or administrative order.

10.5.	Required Disclosures. If the Recipient is required by applicable law or administrative or judicial order to disclose Confidential Information, the Recipient shall give the Provider prompt notice of such fact so that the Provider may attempt to obtain a protective order or other appropriate remedy with respect to any such disclosure. The Recipient shall fully cooperate with the Provider in connection with the Provider’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the Recipient will make such disclosure only to the extent that such disclosure is legally required.

10.6.	Limited Use. Acceptance of the Confidential Information by the Recipient gives the Recipient the right and obligation to use the Confidential Information only for the Purpose in accordance with this Agreement and does not give the Recipient any sort of license to, use of, or any other rights in the Confidential Information.

10.7.	Internal Dissemination. Recipient’s internal dissemination of the Provider’s Confidential Information is limited to those employees, officers, directors, and agents (or, where the UNIVERSITY is the Recipient, those employees, officers, directors, and agents of the UNIVERSITY) whose duties justify the need to know such Confidential Information. The Recipient will make all necessary efforts to require such officers, directors, employees, students and agents, who have been given access to and who shall receive disclosures of the Confidential Information, to maintain the strictest secrecy under the terms and conditions of this Agreement.

10.8.	Unauthorized Use. If any third party makes any unauthorized use or disclosure of the Confidential Information under this Agreement, the Recipient shall notify the Provider and cooperate in taking reasonable steps to protect the Confidential Information from further unauthorized use or disclosure.

10.9.	Return of Information. Upon termination or expiration of this Agreement and upon request by the Provider, the Recipient will promptly return to the Provider all Confidential Information received from the Provider which is in tangible form or provide a letter certifying as to its destruction; except that Recipient may keep a single copy for archival purposes.
ARTICLE 11. TERM AND TERMINATION
11.1.	Term. Unless sooner terminated as otherwise provided herein, this Agreement begins on the Effective Date and continues until expiration of the last to expire of the Licensed Patents or patent extension as provided by paragraph 7.3.

11.2.	CARDIFF and KUL Right to Terminate. CARDIFF or KUL may, without prejudice to any of its other rights, terminate this Agreement if Licensee:
(a).	fails to pay any undisputed amount when due under this Agreement, and fails to make such payment after ninety (90) days written notice by CARDIFF or KUL;

(b).	fails to deliver any report when due under this Agreement, and Licensee fails to make such report after ninety (90) days written notice from CARDIFF; or

(c).	materially breaches or defaults any other material obligation under this Agreement other than by (a)-(b) above, and fails to cure such breach or default within ninety (90) days after receipt of written notice by CARDIFF or KUL.
11.3.	Licensee Right to Terminate. Licensee may, without prejudice to any of its other rights, terminate this Agreement:
(a).	at any time with or without cause effective on ninety (90) days written notice of termination; or

(b).	if CARDIFF or KUL materially breaches or defaults any material obligation under this Agreement and fails to cure such breach or default within ninety (90) days after receipt of written notice by Licensee.
11.4.	Effect of Termination. If this Agreement terminates in its entirety as to all Parties for any reason under paragraphs 11.2 or 11.3, on the effective date of termination Licensee shall immediately cease practicing the inventions claimed in Valid Claims of Licensed Patents and making, having made and selling the Licensed Products, and shall return to CARDIFF, or deliver or destroy as CARDIFF directs, all Confidential Information in its possession; provided, however, that (a) Licensee and Sublicensee may continue to sell in the ordinary course of business for a period of one (1) year reasonable quantities of Licensed Products that are in Licensee’s normal inventory, at the date of termination if (i) all monetary obligations of Licensee to CARDIFF and KUL have been satisfied and (ii) royalties on such sales, and any other payments, are paid to CARDIFF and KUL in the amounts and in the manner provided in this Agreement and (b) Licensee and Sublicensee shall continue to own all patents, know-how and other rights developed by such parties on and after the Effective Date.

11.5.	Survival. Notwithstanding termination or expiration of this Agreement for any reason, the following provisions shall survive:
(a).	Licensee’s payment obligations that are accrued and remaining unpaid or unperformed prior to such termination;

(b).	Articles 4,5,8.6, 8.7, 8.8 10, 11.4, 11.5 12, and 13

(c).	Any cause of action or claim of a Party, accrued or to accrue, because of any breach or default of this Agreement by the other Party.
ARTICLE 12. DISPUTE RESOLUTION
12.1.	Non-binding Mediation. Except for the right of each Party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief, any and all claims, disputes or controversies arising under, out of, or in connection with this agreement (including patent validity, claim for theft of trade secrets, unauthorized disclosure of confidential information, damages, restitution, rescission or reformation, or any combination of such remedies) that the Parties are unable to resolve within sixty (60) days following written notice of a dispute including an attempt to resolve the dispute, will be mediated through non-binding mediation in good faith as follows: The Party raising such dispute shall promptly provide notice to the other Party of its claim, dispute or controversy in a writing that describes in reasonable detail the nature of the dispute (“Dispute Notice”). By not later than twenty (20) business days after the recipient has received the Dispute Notice, each Party shall have selected for itself a representative who has the authority to bind such Party, and shall additionally have advised the other Party in writing of the name and title of such representative. These representatives shall meet in person and in good faith attempt to resolve the dispute within sixty days of the Dispute Notice. If they fail to resolve it, then by not later than twenty (20) business day after their meeting date, the Parties shall each notify the other of two acceptable mediators and the representatives shall promptly select and agree upon one commonly acceptable mediator for a mediation hearing. Within thirty days thereafter, the Parties shall enter into good faith mediation and shall share the costs of mediation equally; provided, however, that each Party shall pay its own attorneys’ fees. If the representatives of the Parties do not resolve the dispute within thirty (30) business days after the mediation hearing, the Parties shall be deemed to have satisfied this requirement for mediation.

12.2.	CEDR. All disputes between any or all of the Parties arising out of or in connection with this Agreement and not resolved through good faith non-binding mediation as set forth in paragraph 12.1 above shall be referred to mediation in accordance with the CEDR model mediation procedure. To initiate a mediation, a Party may give notice in writing to another Party requesting mediation. The mediation shall commence not less than thirty (30) days after the date of the notice requesting mediation.

12.3.	Continued Performance. The Parties shall continue to perform their respective obligations under this Agreement during the resolution of any dispute under the provisions of this article 12.
ARTICLE 13. MISCELLANEOUS
13.1.	Assignment. This agreement, and the rights and obligations hereunder, shall not be assigned by LICENSEE without the prior written consent of CARDIFF and KUL, such consent not to be unreasonably withheld; except that this Agreement or rights and obligations hereunder may be assigned by LICENSEE without consent to the acquirer of substantially all of the assets of LICENSEE to which the assigned rights and obligations pertain. CARDIFF and the UNIVERSITY and KUL shall be free to assign, novate or otherwise transfer any and/or all of their rights or obligations hereunder and LICENSEE shall enter into such deed of assignment, novation or transfer in connection herewith as CARDIFF and the UNIVERSITY or KUL require. No assignment requiring consent will be effective unless the assignor has, no less than ten (10) days before the effective date thereof, (i) delivered written notice of the transaction to the other Parties; and (ii) caused the successor entity to deliver to such other Parties the form of a written assignment and assumption by such successor of all of the assigned terms and conditions of this Agreement, such assignment and assumption to be in form and substance satisfactory to such other Parties.

13.2.	Entire Agreement, Amendment and Waiver. This Agreement, including its Appendices, contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior written or oral discussions, arrangements, courses of conduct or agreements. This Agreement may be amended only by a written instrument executed by the parties. The waiver of an obligation hereunder shall not constitute a waiver of any other obligation, and shall not constitute a permanent waiver of that obligation.

13.3.	Force Majeure. No Party shall be considered in default or be liable for any delay in performance or for any non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, accident, strike or other labor disturbance, war (whether declared or not), terrorism, sabotage, order or decree of any court or unforeseen or unanticipated action of any governmental authority, or other causes, whether similar or dissimilar to those specified, that cannot reasonably be anticipated or controlled by the Party who failed to perform. Performance is excused only for the duration of the force majeure event and a commercially reasonable time thereafter.

13.4.	Notices. All notices required or desired to be given under this Agreement, and all payments to be made to CARDIFF or KUL under this Agreement, shall be delivered to the parties in the manner set out herein and at the addresses set forth in Appendix G, unless otherwise set forth in this Agreement. Notices may be given (i) by hand, or (ii) by certified mail return receipt requested, or (iii) by commercial carrier. Such notices or payments are effective upon receipt by an employee, agent, or representative of the receiving Party authorized to receive notices or other communications sent or delivered in the manner set forth above.

13.5.	Severability. If any one or more of the provisions of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the Parties, and the validity of the remaining provisions shall not be affected; provided that such reformation does not depart materially from the intent of the Parties.

13.6.	Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and, subject to the provisions of article 12, the parties (1) submit to the exclusive jurisdiction of the courts of England and Wales and (2) waive any right each may have to trial by jury.

13.7.	Damages. The Parties each hereby waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement.

13.8.	Marking. Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate) made or sold under this Agreement a patent notice in accordance with applicable laws.

13.9.	Export Controls. Licensee acknowledges that Licensed Products may be subject to U.S. laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities (“Technical Data”). Licensee’s transfer of Technical Data may require a license from an agency of the U.S. government or written assurances by Licensee that Licensee shall not export Technical Data to certain foreign countries without prior approval of the U.S.

government. CARDIFF neither represents that an export license will not be required nor that, if required, such export license shall issue.

13.10.	Implementation. Each Party shall, at the request of the other Party, execute any document reasonably necessary to implement the provisions of this Agreement.

13.11.	Relationship of Parties. The Parties are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the Parties. No Party has the authority to bind another or incur any obligation on its behalf.

13.12.	Agreement Conflicts. In the event of a conflict between this Agreement and an Appendix attached hereto, the terms of this Agreement shall control.

13.13.	Advertising. Each Party shall not use (and shall prohibit its agents, Affiliates, licensees and sublicensees from using) the names and marks of the other Party or any of its agents in connection with any commercial activity under this Agreement without prior written consent. Notwithstanding the foregoing, Licensee may use the name of CARDIFF and or the UNIVERSITY and/or KUL in a non-misleading fashion in (i) business plans, offering memoranda and other similar documents for the purpose of raising financing for the operations of Licensee as related to the Licensed Products; (ii) as required in sublicenses to vest CARDIFF and the UNIVERSITY’s and KUL’s interests as a third party beneficiary, and (iii) as required in any securities reports required to be filed with the Securities and Exchange Commission.
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IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed by their authorized officers or representatives on the date indicated below.
UNIVERSITY COLLEGE CARDIFF
CONSULTANTS LIMITED

By:

Name	(print):
Title:

Date:

INHIBITEX, INC.

By:

Name	(print):

Title:

Date:

CARDIFF UNIVERSITY

By:

Name	(print):

Title:

Date:

KATHOLIEKE UNIVERSITEIT LEUVEN

By:

Name	(print):

Title:

Date:

APPENDIX A
LICENSED PATENTS

CARDIFF
Case
Number	Title	Priority Date	Priority Application	Status/Comments
[******]	[******]	[******]	[******]	[******]

APPENDIX B
ANNUAL LICENSE MAINTENANCE FEES (Paragraph 3.4)
     Licensee shall pay each of KUL and CARDIFF an Annual License Maintenance Fee of [*****] no later than thirty (30) days after each anniversary of the Effective Date; provided, however that Licensee shall have no obligation to pay an annual license maintenance fee in any year that royalty payments are greater than the Appendix B amount. Only one annual license maintenance fee is due to each of KUL and CARDIFF by Licensee in any calendar year regardless of the number of patents within the Licensed Patents, and regardless of the number of Sublicensees.

APPENDIX C
SUBLICENSE FEES (Paragraph 3.5)
1.	Definitions. “Sublicense Payment” means a payment received by Licensee as direct consideration specifically for the grant of a Sublicense of the Licensed Patents. For purposes of paragraph 3.5 and this Appendix C, Sublicense Payments include, but are not limited to, (a) Sublicense signing or upfront fees, (b) the portion of any premium (the excess over the fair market value) paid by Sublicensee for debt or equity securities issued by Licensee to a Sublicense to the extent such premium is (i) direct consideration for entering into a Sublicense, and (ii) exceeds [******] of the fair market value of the debt or equity securities issued by Licensee in direct connection with a Sublicense; (c) development or commercial diligence milestone payments for development or commercialization of Licensed Products, (d) annual license maintenance fees in excess of amounts payable to CARDIFF and KUL by Licensee as set forth in Appendix B; (e) royalties received by Licensee from a Sublicensee; (f) annual minimum royalty payments received by Licensee from a Sublicensee; or (g) similar consideration that is milestone-based, development-based, or diligence-based.

Notwithstanding the foregoing, Sublicense Payment specifically excludes the following payments received by Licensee from any Sublicensees: (a) reasonable funding or reimbursement for research activities performed by Licensee on behalf of a Sublicensee after the effective date of the respective Sublicense; (b) reasonable payments or reimbursements for materials made for or transferred to a Sublicensee after the effective date of the respective Sublicense; (c) reasonable payments or reimbursements for other expenses incurred by Licensee on behalf of and for the benefit of a Sublicensee after the effective date of the respective sublicense; (d) reimbursement for Licensee’s payment of Patent Expenses to CARDIFF incurred before or after the effective date of the Sublicense; (e) reasonable payments or reimbursements for the cost of clinical trials conducted by Licensee or on behalf of Sublicensee after the effective date of the Sublicense; (f) reasonable payments for the transfer to a Sublicensee of know-how developed by Licensee without input by CARDIFF or KUL, or if with input from CARDIFF or KUL, then the pro rata portion of such payment; and (g) consideration of any kind received by Licensee for the transfer or grant from Licensee to a Sublicensee of rights, assets or value of any kind other than rights within the Licensed Patents under this Agreement.

Licensee shall provide KUL and CARDIFF with a copy of each Sublicense Agreement and any other contract Licensee may enter into relating to the Licensed Patents and consideration for a sublicense to the Licensed Patents.

2.	Sublicense Fees.

If Licensee enters into a Sublicense for Licensed Product, and if Licensee receives from that Sublicensee any Sublicense Payments related to that Licensed Product, then Licensee shall pay CARDIFF [*****] and KUL [*****] of such Sublicense Payments.

APPENDIX D
MILESTONE PAYMENTS (Paragraph 3.6)
When each of the following milestone payments becomes due, one half of each payment shall be paid to CARDIFF and the other half shall be paid to KUL.

1. Milestone Payments.	Payment (USD)
a. [******]	$	[*****]
b. [******]	$	[*****]
c. [******]	$	[*****]
d. [******]	$	[*****]
e. [******]	$	[*****]
f. [******]	$	[*****]

APPENDIX E
ROYALTY REPORTS
     Each Royalty Report due under this Agreement shall provide the following aggregate information per quarter for all Licensed Products sold by Licensee or Sublicensees.
1.	Sales report by country sufficient for CARDIFF and KUL to determine specific volume of sales and total Net Sales in each country;

2.	Number of units of each Licensed Product sold by Licensee or by Sublicensees;

3.	Total dollar amount Subject to Royalty;

4.	Applicable Conversion Rate for Foreign Sales;

5.	Total dollars Converted to U.S. Dollars;

6.	Minimum Royalty Due, if applicable;

7.	Total Royalty Due;

8.	Names and Addresses of all Affiliates selling Licensed Product, Sublicensees and Distributors;

9.	Number of Licensed Products transferred between Affiliates.

APPENDIX F
INSURANCE REQUIREMENTS
     Beginning on the date a first clinical trial is initiated incorporating a Licensed Product and continuing for five years after the date of the last sale of a Licensed Product in the United States, Licensee shall maintain a commercial general liability insurance policy that insures Indemnitees and names Indemnitees as an additional insured for all claims, damages, actions, and judgments mentioned in Articles 8.9 and 8.10 of this Agreement, and provides Indemnitees with liability coverage in an amount no less than five million Dollars ($5,000,000) per occurrence, subject to a reasonable aggregate amount per policy period.
     In the event that this Agreement terminates without the sale of any Licensed Product, and no sale of Licensed Product is anticipated, the insurance required under this paragraph may be discontinued.

APPENDIX G
NOTICES

1.	If to CARDIFF:	Dr Nick Bourne
University College Cardiff Consultants Limited
30-36 Newport Road
Cardiff
CF24 0DE

2.	If to the UNIVERSITY:	Mr Geraint Jones
Research and Commercial Division
Cardiff University
30-36 Newport Road
Cardiff
CF24 0DE

3.	If to Licensee:	Dr. Joseph M. Patti, Chief Scientific Officer
Inhibitex, Inc.
9005 Westside Parkway
Alpharetta, GA 30004
Facsimile: (678) 746-0624

	With a copy to:	David S. Rosenthal, Esq.
Dechert,LLP
30RockefellerPlaza
New York, New York 10112
Facsimile: (212) 698-3599

4.	If to KUL:	Paul Van Dun,
K.U.Leuven R&D
Minderbroedersstraat 8A,
B-3000 Leuven, Belgium
Facsimile: +32-16-326515

APPENDIX H
SPONSORED RESEARCH AGREEMENT
To be attached.